UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 6, 2016

CH2M HILL Companies, Ltd.

(Exact name of registrant as specified in its charter)

Commission File Number 000-27261

Delaware	93-0549963
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

9191 South Jamaica Street,
Englewood, CO	80112-5946
(Address of principal executive offices)	(Zip Code)

(303) 771-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

As previously disclosed, CH2M HILL Companies, Ltd. (“CH2M”) is involved in a fixed-price EPC project in Australia through a consolidated joint venture partnership with an Australian construction contractor to engineer, procure, construct and start-up a combined cycle power plant that will supply power to a large liquefied natural gas facility in Australia.  In 2014, the joint venture experienced project losses, and as a result CH2M recorded a charge of $140 million.  In 2015, the joint venture reached agreement with the client to settle certain claims to recover costs and extend the amount of time allowed to complete interim delivery milestones for the project.  At that time, the total estimated costs to complete the project were reviewed by the project team and increased to reflect the agreed upon schedule and deliverables of the job.  These revisions to the expected project costs largely offset the cost recoveries received from the settlement, and as a result CH2M did not make a change to the loss provision in 2015.

During the second quarter of 2016, the client advised it is unable to meet its obligations in line with the current program schedule. As a result, the project has experienced delays and will likely incur additional future delays resulting in increases in the total estimated costs to complete.  CH2M is still evaluating all available information, but management expects the portion of the increased project costs attributable to CH2M to be between approximately $75 million and $95 million, all or a portion of which may be recoverable from the client. The joint venture submitted a claim to the client in May 2016 for these delays and the joint venture partners are evaluating additional entitlements and may submit further claims. The amount of any recoveries is currently unknown and will be subject to negotiations or formal dispute processes. A significant amount of work still needs to be performed on the project before achieving substantial completion and thus there can be no assurance that additional cost growth will not occur. CH2M expects to provide additional information regarding any charge to operations related to the project on its Form 10-Q for the quarter ending June 24, 2016.

Cautionary Note Regarding Forward Looking Statements: This Current Report on Form 8-K contains “forward-looking statements,” as that term is defined in U.S. Federal and certain foreign securities regulations, including our ability to manage costs associated with our fixed price contracts, any charge to operations related to the joint venture in Australia and potential recoveries from the client.  Although CH2M’s management believes that its expectations are based on reasonable assumptions, these assumptions are subject to a wide range of economic, business, regulatory, technical, legal, and other unforeseen risks which may cause actual results to differ materially from those stated or implied by these forward-looking statements. This communication should be read in conjunction with all the other information included in our most current Prospectus and European Prospectus, which are filed with the U.S. Securities and Exchange Commission (SEC) and the U.K. Financial Conduct Authority (FCA), respectively, and, for our stockholders outside of the U.S. and the European Union, similar documents filed with local securities regulators, where required. You should also read our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which include a list of factors that could cause actual operational and financial results to differ from those expected. For information about the price of CH2M stock and the operation of our internal market, please view our recently filed Annual Report on Form 10-K. For information about the current price of CH2M stock, please view our Report on Form 8-K filed on May 2, 2016 or visit our investor relations website at ir.ch2m.com. All documents required to be filed with the SEC and other regulators are available via the investor relations website at ir.ch2m.com and on the SEC’s website at www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, CH2M has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CH2M HILL COMPANIES, LTD.

Date: June 6, 2016	By:	/s/ Gary L. McArthur
Gary L. McArthur
Executive Vice President & Chief Financial Officer